Exhibit 5(b)(1)

550 S. Tryon Street

Charlotte, NC 28202

September 30, 2013

Board of Directors

Duke Energy Carolinas, LLC

550 S. Tryon Street

Charlotte, NC 28202

Dear Ms. Good and Gentlemen:

I am employed by Duke Energy Business Services LLC, the service company subsidiary of Duke Energy Corporation, and in that capacity I provide legal counsel to Duke Energy Corporation and its affiliates, including Duke Energy Carolinas, LLC, a North Carolina limited liability company (the “Company”). I am a member in good standing of the North Carolina State Bar.

I have advised the Company in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933 (the “Securities Act”), filed with the Securities and Exchange Commission on September 30, 2013. The Registration Statement relates to the proposed issuance and sale from time to time pursuant to Rule 415 under the Securities Act of an indeterminate amount of first mortgage bonds (“Bonds”) and unsecured debt securities in the form of senior notes and subordinated notes (“Debt Securities”), together the “Securities.” For this purpose, I have examined such company records and other documents, and have made such investigations of law as I have considered necessary or appropriate for the purposes of this opinion.

Based upon the foregoing, I am of the opinion that the issuance of the Securities has been duly authorized by the Company and when the terms of each specific series of Bonds and Debt Securities have been established in accordance with the instruments governing such Securities and approved and authorized (including any necessary regulatory approvals), and when the Bonds and Debt Securities of each series have been duly executed by the Company and authenticated as provided in the instruments governing such Securities and duly paid for and delivered pursuant to a sale in the manner described in the Registration Statement relating to the Securities filed under the Act, including the prospectus and any prospectus supplement relating to such series, the Bonds and Debt Securities will be binding obligations of the Company, enforceable against the company in accordance with their terms (except as the validity or enforcement of any agreements or instruments may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law).

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption “Validity of the Securities” in the prospectus forming a part of the Registration Statement. In giving such consent, I do not thereby concede that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/Robert T. Lucas III
Robert T. Lucas III